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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                  SCHEDULE 13G

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                                  -------------

                                (AMENDMENT NO. )*

                              AVATAR HOLDINGS INC.
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                                (NAME OF ISSUER)

         COMMON STOCK,
   PAR VALUE $1.00 PER SHARE                             053494-10-0
-------------------------------------      -------------------------------------
(TITLE OF CLASS OF SECURITIES)                          (CUSIP NUMBER)

                                March 31, 2006**
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ]  RULE 13D-1(B)
[X] RULE 13D-1(C)
[ ] RULE 13D-1(D)

                                   ----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

** By oversight, the Reporting Persons failed to file this Schedule 13G/A within 10 days after acquiring beneficial ownership of 5% of the Issuer's outstanding Common Stock from the Estate of Leon Levy on March 31, 2006.

                          Continued on Following Pages

                                     Page 1
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


CUSIP No. 053494-10-0                 13G                      Page 2 of 7 Pages
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     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)

            The Leon Levy Foundation
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
--------------------------------------------------------------------------------
               (5)  SOLE VOTING POWER
NUMBER OF
                    0
SHARES         -----------------------------------------------------------------
               (6)  SHARED VOTING POWER
BENEFICIALLY
                    706,427***
OWNED BY       -----------------------------------------------------------------
               (7)  SOLE DISPOSITIVE POWER
EACH
                    0
REPORTING      -----------------------------------------------------------------
               (8)  SHARED DISPOSITIVE POWER
PERSON WITH
                    706,427***
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

             706,427***
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)

             8.6%***
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **

             OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

*** Shelby White and Elizabeth Moynihan are both trustees of The Leon Levy Foundation and thus, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, may be deemed to beneficially own the shares beneficially owned by The Leon Levy Foundation. Each of Shelby White and Elizabeth Moynihan disclaims beneficial ownership of any and all such securities in excess of her actual pecuniary interest.

   CUSIP No. 053494-10-0              13G                      Page 3 of 7 Pages
--------------------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO.
             OF ABOVE PERSONS (ENTITIES ONLY)

             Shelby White
--------------------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     (3)     SEC USE ONLY
--------------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
               (5)  SOLE VOTING POWER
NUMBER OF
                    0
SHARES         -----------------------------------------------------------------
               (6)  SHARED VOTING POWER
BENEFICIALLY
                    706,427***
OWNED BY       -----------------------------------------------------------------
               (7)  SOLE DISPOSITIVE POWER
EACH
                    0
REPORTING      -----------------------------------------------------------------
               (8) SHARED DISPOSITIVE POWER
PERSON WITH
                    706,427***
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

             706,427***
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)

             8.6%***
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **

             IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

*** Shelby White and Elizabeth Moynihan are both trustees of The Leon Levy Foundation and thus, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, may be deemed to beneficially own the shares beneficially owned by The Leon Levy Foundation. Each of Shelby White and Elizabeth Moynihan disclaims beneficial ownership of any and all such securities in excess of her actual pecuniary interest.

   CUSIP No. 053494-10-0              13G                      Page 4 of 7 Pages
--------------------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO.
             OF ABOVE PERSONS (ENTITIES ONLY)

             Elizabeth Moynihan
--------------------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a) [ ]
                                                                  (b) [ ]
--------------------------------------------------------------------------------
     (3)     SEC USE ONLY
--------------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
               (5)  SOLE VOTING POWER
NUMBER OF
                    0
SHARES         -----------------------------------------------------------------
               (6)  SHARED VOTING POWER
BENEFICIALLY
                    706,427***
OWNED BY       -----------------------------------------------------------------
               (7)  SOLE DISPOSITIVE POWER
EACH
                    0
REPORTING      -----------------------------------------------------------------
               (8)  SHARED DISPOSITIVE POWER
PERSON WITH
                    706,427***
--------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON

             706,427***
--------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
--------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)

             8.6%***
--------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **

             IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

*** Shelby White and Elizabeth Moynihan are both trustees of The Leon Levy Foundation and thus, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, may be deemed to beneficially own the shares beneficially owned by The Leon Levy Foundation. Each of Shelby White and Elizabeth Moynihan disclaims beneficial ownership of any and all such securities in excess of her actual pecuniary interest.

   CUSIP No. 053494-10-0              13G                     Page 5 of 7 Pages
--------------------------------------------------------------------------------

ITEM 1(a). NAME OF ISSUER:

           Avatar Holdings Inc., a Delaware corporation

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           201 Alhambra Circle
           Coral Gables, Florida 33134

ITEM 2(a). NAME OF PERSON FILING:

           The Leon Levy Foundation, Shelby White and Elizabeth Moynihan. Shelby White and Elizabeth Moynihan are both trustees of The Leon Levy Foundation and thus, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, may be deemed to beneficially own the shares beneficially owned by The Leon Levy Foundation. Each of Shelby White and Elizabeth Moynihan disclaims beneficial ownership of any and all such securities in excess of her actual pecuniary interest.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           280 Park Avenue
           21st Floor - West Building
           New York, NY 10021

ITEM 2(c). CITIZENSHIP:

           The Leon Levy Foundation is a New York trust.
           Each of Shelby White and Elizabeth Moynihan is a United States citizen.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $1.00 per share

ITEM 2(e). CUSIP NUMBER:

           053494-10-0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS:

           (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

           (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

           (e) [ ] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

           (f) [ ] An Employee benefit plan or endowment fund in accordance with Rule
                   13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) [ ] A Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

   CUSIP No. 053494-10-0              13G                      Page 6 of 7 Pages
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ITEM 4.    OWNERSHIP

           (a) Amount beneficially owned: 706,427
           (b) Percent of class: 8.6%
           (c) Number of shares as to which The Leon Levy Foundation, Shelby White and Elizabeth Moynihan have:
               (i) Sole power to vote or direct the vote: 0
               (ii) Shared power to vote or direct the vote: 706,427
               (iii) Sole power to dispose or direct the disposition: 0
               (iv) Shared power to dispose or direct the disposition: 706,427

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not applicable.

   CUSIP No. 053494-10-0              13G                      Page 7 of 7 Pages
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ITEM 10.   CERTIFICATION

           (a) Not applicable.

           (b) By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

           After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date:      April 26, 2007

                                        THE LEON LEVY FOUNDATION

                                        By:/s/ Shelby White
                                           -------------------------------------
                                            Name:  Shelby White
                                            Title: Trustee

                                        By:/s/ Elizabeth Moynihan
                                           -------------------------------------
                                            Name:  Elizabeth Moynihan
                                            Title: Trustee


                                        /s/ Shelby White
                                        ------------------------------------
                                        SHELBY WHITE



                                        /s/ Elizabeth Moynihan
                                        ------------------------------------
                                        ELIZABETH MOYNIHAN

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

                            PURSUANT TO RULE 13d-1(k)

           The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:  April 26, 2007


                                        THE LEON LEVY FOUNDATION

                                        By:/s/ Shelby White
                                           -------------------------------------
                                           Name:  Shelby White
                                           Title: Trustee

                                        By:/s/ Elizabeth Moynihan
                                           -------------------------------------
                                           Name:  Elizabeth Moynihan
                                           Title: Trustee


                                        /s/ Shelby White
                                        ------------------------------------
                                        SHELBY WHITE



                                        /s/ Elizabeth Moynihan
                                        ------------------------------------
                                        ELIZABETH MOYNIHAN